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                                                                     EXHIBIT 3.3

                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 01:01 PM 01/22/1997
                                                              971021664 - 904032


                              CERTIFICATE OF RETIREMENT
                          WITH RESPECT TO 130,233 SHARES OF
                        JUNIOR CONVERTIBLE PREFERRED STOCK OF
                                GRUBB & ELLIS COMPANY

                               Under Section 243 of the
                           Delaware General Corporation Law

         GRUBB & ELLIS COMPANY, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That by unanimous written consent taken as of December 17, 1996, the Board of the Directors duly adopted resolutions that identified shares of the capital stock of the Corporation which, to the extent hereinafter set forth, had the status of retired and canceled shares.

         SECOND: That the Restated Certificate of Incorporation of Grubb & Ellis Company (the "Restated Certificate") authorizes the issuance of 1,000,000 shares of Preferred Stock (the "Preferred Stock"), of which Preferred Stock 200,000 shares are designated Junior Convertible Preferred Stock (the "Junior Preferred Stock").

         THIRD: That on December 11, 1996, the Corporation purchased 130,233 shares of Junior Convertible Preferred Stock in exchange for cash. Therefore, the 130,233 of Junior Preferred Stock so acquired have, pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware (the "GCL"), attained the status of retired shares.

         FOURTH: That the Restated Certificate prohibits the reissue of the shares of Junior Preferred Stock when so retired and provides that such retired shares shall have the status of authorized and unissued shares of Preferred Stock, undesignated as to series. Therefore, pursuant to Section 243 of the GCL, this Certificate shall, when it becomes effective, have the effect of amending the Restated Certificate so as to reduce the authorized number of shares of the Junior Preferred Stock to 69,767 shares, but not to reduce the total authorized number of shares of the Preferred Stock.


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         IN WITNESS WHEREOF, GRUBB & ELLIS COMPANY has caused this certificate to be signed by Robert J. Walner, its authorized officer, this 15 day of January, 1997.

                                  GRUBB & ELLIS COMPANY




                                    /s/ Robert J. Walner
                                  -----------------------------
                                  Robert J. Walner
                                  Secretary


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